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                                                                      EXHIBIT 11

                       GALILEO ELECTRO-OPTICS CORPORATION
                       CALCULATION OF EARNINGS PER SHARE



                                                                                 Six Months Ended
                                                                                 ----------------

                                                                       Mar. 31, 1995         Mar. 31, 1994
                                                                       ------------------------------------
 Net loss                                                                 $ (307,000)         $(1,416,000)

 Average common shares outstanding                                         6,473,654            6,473,654


 Average number of common equivalent shares
   arising from stock options                                                     --                   --
                                                                       ------------------------------------

 Weighted average common and common
   equivalent shares outstanding                                           6,473,654            6,473,654
                                                                       ====================================

 Net loss per common and common equivalent
   share outstanding                                                      $     (.05)         $      (.22)
                                                                       ====================================
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